Exhibit 99.1

Brain Scientific Unveils New Initiative to Develop Brain E-Tattoo Device

for the Brain Diagnostics Market

Powered by A.I., Brain E-Tattoo Technology is Expected to Provide Continuous Monitoring for
Uninterrupted Data Collection in Patients with Epilepsy, Alzheimer’s, Stroke, and More.

NEW YORK, January 21, 2021 -- Brain Scientific Inc. (OTCQB: BRSF), a neurology-focused medical device and software company, has announced that it has commenced development of its proposed Brain E-Tattoo device for the brain diagnostics market, which is expected to feature minimally invasive, subcutaneous graphene electrode implants paired with a micro EEG. The proposed Brain E-Tattoo device is expected to allow for long-term monitoring capabilities and uninterrupted data collection from patients with neurological conditions such as epilepsy, Alzheimer’s disease, stroke, and other brain disorders.

Brain Scientific is working on safety testing, general proof of concept testing and performance testing for the Brain E-Tattoo device, prior to FDA submission.

Brain Scientific’s proposed Brain E-Tattoo device is being designed to monitor brain wave activity beyond the clinical setting, with no or minimal impact to the patient’s daily life. The Brain E-Tattoo’s graphene-based electrodes would be connected to the micro EEG clipped behind the ear, which processes the signals from the sensors and wirelessly transfers data to a cloud application. Each patient’s data is secured in the cloud where Brain Scientific’s artificial intelligence performs continuous analysis. Brain Scientific expects that the device will provide researchers with an affordable option to monitor, study, and continue research for numerous neurological disorders, including epilepsy, one of the most common chronic brain diseases. For epileptic patients and others facing neurological diseases, Brain Scientific hopes that the continued analysis and AI prediction will lead to a better understanding of neurological disorders.

“The size of our current EEG device is about the size of a stamp. By shrinking the technology, the system allows for continuous measurement during a person’s normal activities, while providing a non-intrusive way to monitor various disorders,” said Boris Goldstein, Chairman of Brain Scientific. We believe the future of EEG testing will be centered around the ability to gather more precise data through non-invasive measures of the brain via 3D imprint or implanted graphene electrodes. By utilizing graphene, which has been called a “wonder material of the 21st century”, Brain Scientific believes that the size of the electrodes can be thinner than a human hair and will allow to monitor brain activity with minimal distraction to everyday life.”

Brain Scientific filed a patent application in the United States Patent and Trademark Office (USPTO) for the Brain E-Tattoo device, entitled “INTEGRATED BRAIN MACHINE INTERFACE PLATFORM WITH GRAPHENE BASED ELECTRODES” in 2020. Upon commercialization, the Brain E-Tattoo device would join Brain Scientific’s lineup of highly advanced brain monitoring products which include the disposable EEG caps NeuroCap™ and NeuroCap-Pediatric, and the portable, compact and wireless NeuroEEG amplifier for routine EEG monitoring. These disposable technologies are also designed to provide clinicians with low cost, timely, and safe EEG testing options.

The ongoing global pandemic has highlighted the urgent need for clinicians to minimize contact with patients, while providing important testing such as brain scans. Studies show that more than 80% of hospitalized COVID-19 patients have neurological symptoms, which could require EEG testing. Brain Scientific believes that its technology is providing safer alternatives in testing, and the Brain E-Tattoo technology will continue to provide these advancements and to bring new innovative norms to clinicians around the globe. Additionally, the past year has brought a significant amount of attention to developments in brain implants from the likes of Elon Musk’s NeuraLink Corporation and others.

The Company was selected as a finalist at the 2020 Epilepsy Foundation Shark Tank Competition and presented this idea at the Pipeline Conference, held virtually on August 27, 2020.

To learn more about Brain Scientific, visit www.brainscientific.com, and watch the Brain E-Tattoo in action.

About Brain Scientific

Brain Scientific is a commercial-stage healthcare company with two FDA-cleared products, providing next-gen solutions to the neurology market. The Company’s smart diagnostic devices and sensors simplify administration, shorten scan time and cut costs, allowing clinicians to make rapid decisions remotely and bridge the widening gap in access to neurological care. To learn more about our corporate strategy, devices or for investor relations please visit: www.brainscientific.com or email us at info@memorymd.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek” or “project” or the negative of these words or other variations on these words or comparable terminology. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates, and assumptions, and are subject to several risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand its business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, the Company’s failure to develop any of its product candidates or technologies, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company does not undertake to update these forward-looking statements.

Photos: (Credits: MAKinteract Lab, Department of Industrial Design, KAIST, South Korea)

https://photos.google.com/share/AF1QipOWNDzDK1yzW9YsWojb3DkTYRitcpAHUXZhVyj1YoaJnGfIEfHfQDMAFnDvizn36Q?key=U3RyanlmbTVkQ3VFSExiNl9pb2diR1JDWFBWTE1B

Video:

https://www.youtube.com/watch?v=iYj47TvEIfM&feature=youtu.be